Exhibit 99.1

FOR IMMEDIATE RELEASE

PAULA FINANCIAL REPORTS NET INCOME FOR THE FIRST QUARTER OF 2004

PASADENA, California, May 17, 2004 – PAULA Financial (NASDAQ:PFCO) today announced net income for the first quarter of 2004 of $0.08 per share compared to $0.05 per shares for the 2003 period.   Total revenue for the first quarter of 2004 was $5.2 million compared to $4.6 million for the 2003 period.  Cash flows from operations were $1.9 million in the first quarter of 2004 compared to $1.4 million in the 2003 period

Jeff Snider, Chairman and CEO, commented, “The positive first quarter results for 2004 reflect solid ongoing organic growth combined with the impact of revenue diversification efforts beginning mid-2002.  As we have previously discussed, beginning in mid-2002, the Company made two acquisitions, both strategic, geared toward diversifying our revenue base.  Historically, the Company’s largest revenue item has been small to mid-size workers’ compensation accounts.    While workers’ compensation remains a key component of our business, we now have a significant presence in the crop insurance space.  Additionally, we have seen growth in the accident and health, fee for services and package lines of business further diversifying and thereby strengthening our mix of revenue.   As a consequence, the Company has thus far successfully absorbed the impact of the softening of the California workers’ compensation market.”

  Snider continued, “In addition to diversifying the mix of business, over the last twenty months the Company has been favored with a significant expansion of insurance placements on behalf of larger accounts—a result of focused selling efforts in the large deductible and alternative risk markets.”

“The Company is also focused on a number of strategic initiatives, including acquisitions which take advantage of the Company’s significant tax assets.  Expenses are well controlled—and even after some significant new hiring in 2003, payroll as a percentage of total revenue through the first quarter of 2004 is 52% compared to 51% a year ago.  Certain senior executives have restructured their variable compensation plans to help finance the investment in new hires while maintaining expense levels which are proportional to prior periods.  The Company is quite optimistic about its prospects even as analysts begin to opine about the return of the industry’s historic soft cycle.  Our Vice President of Finance, Debbie Maddocks, also reports the Company’s ability to accumulate cash is better now than any period in the past several years,” concluded Snider.

In connection with, and because it desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers to recognize the existence of certain forward-looking statements in this press release and in any other statement made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission.  Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments.  Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” or

“judgment.” Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and many of which, with respect to future business decisions, are subject to change.  Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry in general, such as the economic and interest rate environment, legislative and regulatory developments and market pricing and competitive trends, and those relating specifically to the Company and its businesses, such as the level of its insurance premiums and fee income, and acquisitions of companies or blocks of business.  These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company disclaims any obligation to update forward-looking information.

PAULA Financial, through its Pan American Underwriters agency subsidiary, is a specialty distributor of commercial insurance products serving the risk management needs of agribusiness employers in the West since 1946.

Contact:	Debbie Maddocks
Vice President - Finance
PAULA Financial
87 East Green Street, Suite 206
Pasadena, CA 91105
(626) 844-7500